EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-169876, 333-164880, 333-164823, 333-128387, 333-115611, 333-84134, 333-37964, 333-52896 and 333-110060; Form S-4 Nos. 333-43674, 333-82593, 333-120330, and 333-152741; and Form S-8 Nos. 333-167473, 333-46146, 333-36606, 333-86531, 333-74061, 333-105730, 333-108291, 333-108442, 333-115447, 333-155809, 333-158953, 333-158954 and 333-159105) of Life Technologies Corporation and in the related Prospectuses of our reports dated February 29, 2012, with respect to the consolidated financial statements and schedule of Life Technologies Corporation and the effectiveness of internal control over financial reporting of Life Technologies Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

San Diego, California

February 29, 2012